Exhibit 6A

PARTICIPATION FINANCE AGREEMENT

BASIC TERMS

Investor Information
Date of Agreement	_______________________________
Name of Investor	_______________________________
Investor Mailing Address

_______________________________

Street 1
_______________________________

Street 2
_______________________________

City
_______________________________

State and Zip Code
_______________________________

Country

Investor Email Address	________________________________
Participation Information
Secured Property Address

_______________________________

Street 1
_______________________________

Street 2
_______________________________

City
_______________________________

State and Zip Code
_______________________________

Country

Purchase Price	________________________________
Down Payment	________________________________
Maturity Date	________________________________
Servicer	AHP Servicing LLC

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PARTICIPATION FINANCE AGREEMENT

This Participation Finance Agreement (this “Agreement”) is entered into by and between preREO LLC, a Delaware limited liability company (“preREO”), the Investor identified in the Basic Terms (the “Investor”), US Bank Trust NA as Trustee for American Homeowner Preservation Trust Series AHP Servicing (“Owner”), and AHP Servicing LLC (“Servicer”). The information set forth on the first page of this Agreement captioned “Participation Finance Agreement Basic Terms” (the “Basic Terms”) is hereby incorporated by reference as if set forth fully at length.

Background

The Owner is offering for sale on the preREO online marketplace financial and other rights in certain mortgage loans and the Investor wishes to purchase such rights on the terms and conditions of this Agreement.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1.            Definitions. The following definitions shall apply for purposes of this Agreement:

1.1.            “Down Payment” means an amount set forth in the Basic Terms.

1.2.            “Effective Date” means a date mutually agreed by the Owner and the Investor, but not more than 30 days following the date of this Agreement, which is the Date of Agreement set forth in the Basic Terms.

1.3.            “Foreclosure Sale” means, with respect to any Loan(s), the actual forced sale of Secured Property at a public auction after judicial foreclosure or equivalent proceeding.

1.4.            “Gross Proceeds” means, with respect to any Loan(s), the sum of (i) any payments received with respect to such Loan(s) from the borrower(s) or third parties on behalf of the borrower(s), including rents related to the Secured Property; (ii) the gross proceeds from the Foreclosure Sale or other sale of such Loan(s); and (iii) the gross proceeds from the rental of the Secured Property or sale of the Secured Property or any real estate obtained from the Foreclosure Sale associated with the Loan(s), in each case following the Effective Date.

1.5.            “Interest Rate” means 12% per year, calculated on the basis of a 360-day year, except that if such interest rate is ever determined to be usurious or otherwise illegal under applicable law, then the Interest Rate shall mean the maximum interest rate that is permissible.

1.6.            “Legal Actions” means foreclosure or equivalent proceedings, receivership, eviction and/or any similar or related legal actions, including consumer bankruptcy, related to the enforcement, collection on, or servicing of, the Loan(s).

1.7.            “Loan(s)” means the mortgage loan or loans described on Schedule A.

1.8.            “Participation Interest” means all rights conveyed by Owner to Investor in the Loan(s).

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1.9.            “Maturity Date” means the Maturity Date set forth in the Basic Terms.

1.10.        “Net Proceeds” means (i) the Gross Proceeds received by the Owner with respect to any Loan(s) from time to time, minus (ii) all Standard Expenses with respect to any Loan(s).

1.11.        “Organic Documents” means for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

1.12.        “Owner” means the owner of legal title to the Loan(s) as of the Effective Date.

1.13.        “Purchase Price” means the Purchase Price set forth in the Basic Terms.

1.14.        “REO” refers to the Secured Property after a Foreclosure Sale in which the Owner or other party authorized under this Agreement took title to the Secured Property.

1.15.        “Representatives” means, with respect to any party, its and its affiliates’ respective employees, officers, directors, agents, counsel, accountants, auditors and advisors.

1.16.        “Repurchase Price” means the sum of all funds paid by the Investor to the Owner pursuant to this Agreement as of the date of a repurchase of Loan(s) pursuant to Section 8 of this Agreement, including any payments by the Investor to reimburse the Owner for Standard Expenses which under the terms of the applicable Loan(s) are recoverable from the Loan(s) borrower, but excluding any payment by the Investor for reimbursement of Standard Expenses that are not so recoverable from the borrower.

1.17.        “Secured Property” means the real estate which secures the Loan(s).

1.18.        “Servicer” means AHP Servicing LLC, unless another properly licensed mortgage servicer acceptable to the Owner is agreed upon in an addendum to this Agreement or other written agreement duly executed by the parties hereto.

1.19.        “Standard Expenses” means, with respect to any Loan(s), Secured Property, or REO, (i) all fees and expenses paid to third parties with respect to such Loan(s), Secured Property, or REO, including but not limited to (A) legal fees, (B) accounting fees, (C) appraisal fees, (D) commissions (whether for the sale or rental of Secured Property or REO property received upon the foreclosure of the Loan(s), or otherwise), and (E) servicing fees; (ii) real estate or property taxes and other governmental assessments; (iii) all other customary and reasonable out of pocket costs and expenses incurred in the performance by Owner, Servicer, or preREO of their respective obligations under this Agreement, including, but not limited to, the cost of (A) the preservation, restoration and protection of the Secured Property, (B) efforts to clear title defects or present and follow up on title claims relating to the Secured Property or REO, (C) any enforcement or administrative or other Legal Actions, (D) the management and liquidation of the Secured Property or REO, and all taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Secured Property or REO, fire, hazard, flood, or other customary insurance coverage, and (iv) all other expenses directly associated with such Loan(s), Secured Property or REO, but not including the general overhead of the Owner, Servicer, or the Investor.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

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2.            Purchase and Sale of Participation Interest.

2.1.            Agreement to Purchase Participation Interest. The Owner agrees to sell, and the Investor agrees to purchase, on the Effective Date and on the terms and conditions of this Agreement, the Participation Interest, for an amount equal to the Purchase Price.

2.2.            Payment of Purchase Price, Program Fee, Standard Expenses.

2.2.1.            In General. The Purchase Price, together with interest accruing beginning on the Effective Date at the Interest Rate on the unpaid balance of the Purchase Price, shall be paid by the Investor as follows:

(a)         The Investor shall pay to the Owner an amount equal to the Down Payment no later than 4:00 p.m. (Central time zone), on the Effective Date, either by wire according to wiring instructions provided by preREO, or by ACH of immediately available funds according to the ACH Authorization Agreement attached hereto as Schedule C.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

(b)         The Investor shall pay to preREO a program fee of $2,000 no later than 4:00 p.m. (Central time zone), on the Effective Date, either by wire according to wiring instructions provided by preREO, or by ACH of immediately available funds according to the ACH Authorization Agreement attached hereto as Schedule C.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

(c)         Beginning on the first day of the month following the first full calendar month after the Effective Date, or on a date otherwise agreed upon by the parties hereto, and on the same day of each month thereafter (the “Due Date”) through the month preceding the Maturity Date, the Investor shall pay to the Owner all accrued interest, inclusive of any prorated interest not prepaid on the Effective Date.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

(d)         On a monthly basis Servicer shall issue an invoice to Investor for any unreimbursed Standard Expenses and other amounts due under this Agreement. Upon receipt of such invoice, Investor shall have a 5 day period to review the invoice and issue any good faith disputes of amounts due. All amounts invoiced and not contested in good faith shall become due and payable as of the next scheduled Due Date following the above review period, and shall be paid by Investor by check or certified funds to the notice address for Servicer below, by one-time ACH, or as otherwise agreed upon among the parties hereto. Investor understands and agrees that such ongoing payment amounts may vary as periodic payments and Standards Expenses come due. A payment returned as non-sufficient or insufficient may be assessed a fee which will be added to the amounts due under the terms of this Agreement.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

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(e)         On the Maturity Date the Investor shall pay to the Owner the balance of the Purchase Price, accrued interest, any unreimbursed Standard Expenses or other amounts due under the terms of this Agreement.

(f)          In the event of significant delays in obtaining a foreclosure sale Investor may send notice of a request for an extension of the Maturity Date to the Owner to be considered for approval at the reasonable discretion of Owner, with any such extension of Maturity Date to be in writing and duly executed by the Owner and Investor.

2.3.            Late Payments. If the Investor fails to make any payment of any amounts due within 10 business days of the Due Date, in addition to the consequences of such failure laid out elsewhere in this Agreement, the Investor shall incur a late fee equal to the greater of 5% of the missed payment or $25.00.

2.4.            Prepayment.

2.4.1.            Elective Prepayment. The Investor may at any time, without penalty or notice, prepay any portion of the Purchase Price, provided that any such prepayment shall be accompanied by any and all unreimbursed Standard Expenses as well as interest and late fees accrued to date.

2.4.2.            Mandatory Prepayment. If the Investor should sell an REO associated with the Loan, then the entire balance of the Purchase Price, together with any and all unreimbursed Standard Expenses as well as all accrued interest and late fees, shall be due in full at the time of sale.

2.5.            Application of Payments. All payments by the Investor will be applied first to late fees, then to accrued interest, then to any Standard Expenses due and owing, and then to the Purchase Price.

2.6.            Manner of Payment. All payments by the Investor, inclusive of the Down Payment, program fee, and all other payments required, shall be in the form of Automated Clearing House (ACH) or wire transfers, to an account of the Servicer designated by the Servicer from time to time. With respect to any ongoing periodic payment, Investor may, as an alternative, make payments by submitting certified funds or personal check to the address listed below. Such funds must reference the address of the Secured Property or otherwise clearly identify the related Participation Interest.

Payment Address:

AHP Servicing LLC

Attention: preREO

440 S. LaSalle St. Suite 1110

Chicago, IL 60605

3.            Default by Investor.

3.1.            Events of Default. Each of the following shall be deemed an “Event of Default”:

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3.1.1.            The failure of the Investor to make any payment when due if such failure continues for 30 business days after notice from the Owner or Servicer, provided that if the Owner or Servicer has given notices of delinquency twice within any 12 month period, the third delinquency by the Investor within such 12 month period shall immediately constitute an Event of Default without the need for notice from the Owner or Servicer;

3.1.2.            The failure of the Investor to comply with any of its obligations under this Agreement, other than the payment of money, if such failure continues for five business days after notice from the Owner or Servicer;

3.1.3.            Application for or consent to the appointment of a receiver, trustee or liquidator by the Investor for its assets;

3.1.4.            Admission in writing by the Investor of its inability to pay debts as they mature;

3.1.5.            The making of a general assignment for the benefit of creditors by the Investor;

3.1.6.            Adjudication that the Investor is bankrupt or insolvent;

3.1.7.            Filing by the Investor of (A) a voluntary petition in bankruptcy; or (B) a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any insolvency, readjustment of loan, dissolution or liquidation law or statute; or (C) an answer admitting the material allegations of a petition filed against the Investor in any proceeding under any such law; or

3.1.8.            The entering of an order, judgment or decree, without the application, approval or consent of the Investor by any court of competent jurisdiction, appointing a receiver, trustee or liquidator for the Investor, if such order, judgment or decree shall continue unstayed and in effect for a period of 60 days.

3.2.            Consequences of an Event of Default. Upon the occurrence of an Event of Default, Owner may terminate Investor’s Participation Interest resulting in forfeiture of the Participation Interest, declare all sums owed pursuant to this Agreement immediately due and payable and may commence proceedings to collect such sums and take such other actions or pursue such other remedies as provided by law or in equity. Upon such default Investor shall have no right to funds already remitted to preREO, Owner, or Servicer pursuant to this Agreement. Owner shall be entitled to collect all expenses incurred in pursuing the remedies provided herein, including, but not limited to, reasonable attorneys’ fees and costs.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

4.            Distribution of Proceeds. For as long as the Investor owes any amounts to the Owner, all Gross Proceeds shall be paid to Servicer. Every 30 days Servicer shall disburse to the Investor an amount equal to the Net Proceeds over the preceding billing period reduced by any Standard Expenses incurred by Owner or Servicer or amounts otherwise due under this Agreement.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

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5.            Loan Servicing.

5.1.            In General. While any portion of the Purchase Price is outstanding, Servicer shall continue to act as the servicer with respect to the Loan(s), pursuant to the Loan Servicing Agreement attached as Exhibit A (the “Servicing Agreement”) unless otherwise agreed upon by the parties in an addendum or other written agreement. By signing this Agreement, the Investor acknowledges the servicing of the Loan shall be performed in accordance with the terms of the Servicing Agreement, subject to the rights, privileges and obligations conferred to the parties by this Agreement.

5.2.         Service Transfer. The Investor acknowledges and agrees that, if required by applicable state or federal law or regulation, including but not limited to 12 CFR Part 1024.33 (Regulation X) regarding rules on service transfer, an interim period of no less than 15 days and up to 60 days may be required to ensure a compliant service transfer of the Loan(s) to Servicer. Owner and Servicer shall exert commercially reasonable efforts to minimize any such interim period.

6.            Attorney Selection. While any portion of the Purchase Price is outstanding, the Investor shall retain Activist Legal LLP, a law firm affiliated with preREO, to manage Legal Actions, in accordance with the standard terms and conditions of Activist Legal LLP. The Investor may replace Activist Legal LLP with another law firm designated by the Investor provided that (i) the replacement law firm is experienced in defaulted mortgage loans, (ii) the replacement law firm is licensed in the relevant jurisdiction(s), (iii) the replacement law firm can manage foreclosure activity through Black Knight Servicing Technologies, LLC’s LoanSphere Default Technology products, (iv) Activist Legal LLP is paid in full for services performed prior to being replaced, (v) the replacement law firm is reasonably satisfactory to the Owner and Servicer, and (vi) the Investor pays the Owner an amount equal to 25% of the Purchase Price, in addition to the Down Payment.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

7.            Representations by Owner Concerning Loan(s). The Owner hereby makes the following representations and warranties to the Investor with respect to each Loan:

7.1.            Schedule A. Unless otherwise noted on Schedule A, the servicing records of the Loan contain no record of any currently pending loss mitigation, currently pending or recent bankruptcy action, or other indications of the borrower’s intent to cure the underlying default on the Loan.

7.2.            First Lien. The mortgage or security agreement securing the Loan is a valid, subsisting, enforceable, and perfected first lien on the Secured Property, including all buildings on the Secured Property, subject only to:

7.2.1.            Covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally in the area in which the Secured Property is located;

7.2.2.            Such other matters to which like properties are commonly subject that do not individually or in aggregate materially interfere with the benefits of the security agreement which together with a promissory note comprises the Loan(s);

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7.2.3.            Any generally applicable foreclosure moratoriums or delays; and

7.2.4.            Any unrecorded mechanics liens to the extent having priority over the Loan under applicable law.

8.            Buyback.

8.1.            In General. If, within 60 days after the Effective Date, the Investor discovers a breach of any of the representations and warranties set forth in Section 7 with respect to any Loan that materially and adversely affects the value of such Loan, the Investor shall give prompt written notice to the Owner, accompanied by any evidence supporting such claim. The Owner shall have 60 days after the date of such notice to cure any breach. If such breach cannot be cured before the expiration of such 60 day period then, at the Investor’s option, the Owner shall repurchase the Participation Interest for an amount equal to the Repurchase Price.

8.2.            Exclusions. The Investor shall have no claims against any of the parties hereto with respect to (i) fraud, misrepresentation, or omission in the origination or modification (other than modifications performed by Servicer) of any Loan; (ii) compliance or non-compliance with underwriting guidelines or other underwriting standards or protocols in the origination or modification (other than modifications performed by the Servicer after the Effective Date) of any Loan(s); (iii) appraisal or valuation deficiencies in the origination or modification (other than modifications performed by Servicer after the Effective Date) of any Loan(s); or (iv) the existence or validity of any mortgage insurance policy related to any Loan(s).

9.            Diligence. The Investor has been urged, invited, and directed to conduct such due diligence review and analysis of the Loan(s), together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts including, without limitation, any relevant court records, if any, as the Investor deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Participation Interest. The Investor’s decision to purchase the Participation Interest is based upon its own comprehensive review and independent expert evaluation and analysis of the Loan(s). The Investor has made such independent investigation as the Investor deems to be warranted into the nature, title, attachment, perfection, priority, validity, enforceability, collectability, and value of the Loan(s), the title, condition and value of any collateral securing the Loan(s), the market conditions and other characteristics of the places where any such collateral is located, and all other facts it deems material to the purchase of the Participation Interest in the Loan(s). The parties hereto have made no representations to the Investor other than the representations set forth in this Agreement. Without limiting the preceding sentence, the parties hereto have made no representations concerning the market value of the Secured Property.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

10.        No Guaranty; Standard of Care. No financial result is guaranteed to the Investor. The Investor is fully familiar with the business of investing in distressed mortgage loan(s) and the risks associated with such investments.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

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11.        Rights and Responsibilities of Investor.

11.1.        In General. Except as otherwise provided in this Agreement, and the tasks typically delegated to a mortgage loan servicer, the Investor shall direct and manage through the Servicer (i) the Foreclosure Sale, (ii) the disposition of the Secured Property through Foreclosure Sale, and (iii) the REO after Foreclosure Sale. To ensure proper accounting and maintenance of the Loan’s servicing record, payment of any amounts by the Investor outside of this process shall be solely the responsibility of the Investor absent express consent of the Servicer.

11.2.     Property Preservation. The Investor shall be responsible for property management and disposition services with respect to any Secured Property or REO, including analysis of sale potential, property management (including maintenance, repairs, and securing of such Secured Property or REO to render it compliant under local law and marketable in the future). The Investor shall, either itself or through an agent selected by the Investor, manage, conserve, protect and operate the Secured Property or REO in the same manner that it manages, conserves, protects and operates other secured property or real estate owned for the Investor’s own account, and in the same manner that similar property in the same locality as the Secured Property or REO is managed, so long as in compliance with applicable law.

11.3.        Hazard, Flood Insurance. The Investor shall be responsible for hazard insurance, flood insurance, and any other insurance required by applicable law. In the event of actual or pending ineffectiveness of hazard or flood insurance on the Secured Property, Servicer shall cause any and all notices required by applicable law and regulation to be mailed and shall procure from an independent insurance provider at the expense of the Investor commercially reasonable forced placed insurance (“FPI”), such FPI to be similar if not identical to the coverage parameters outlined in Schedule D hereto. In the case of flood insurance, Investor shall only be responsible for such flood insurance if such a policy is required by applicable law or regulation.

11.4.        Property Taxes. The Investor shall be responsible for payment of property taxes on the Secured Property, inclusive of all current but unpaid property taxes due. Investor understands and acknowledges that there will be no proration of such current but unpaid taxes. Notice shall be provided to Investor’s designated email address at least seven days prior to disbursement of funds for payment of property taxes due or coming due on the Secured Property. In the absence of timely, clear instruction to refrain from payment of property taxes from Investor, Servicer shall disburse funds for payment of said property taxes. If Investor elects and timely communicates to Servicer a directive to refrain from payment of property taxes, Investor thereby assumes responsibility for all penalties, losses, liabilities, claims, causes of action, damages, demands, additional taxes, fees, costs and expenses of whatever kind, arising out of or incurred in connection with such non-payment.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

11.5.        Delinquent Taxes. Investor acknowledges and understands that Owner shall include as part of the Purchase Price the amount of any delinquent property taxes and property tax penalties due and owing in relation to the property as of the Effective Date, with such amount accruing interest at the Interest Rate as part of the Purchase Price. Investor acknowledges that Owner has engaged in a commercially reasonable search to identify any such delinquent taxes, however if such delinquent tax amounts are later discovered, such delinquent tax amounts may be considered a Standard Expense for which Investor is responsible under the provisions of this Agreement.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

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11.6.        Property Disposition. Any sale or other disposition of Secured Property or REO shall be carried out by the Investor at such price and upon such terms and conditions as the Investor shall determine. The Investor shall be responsible for issuance of any foreclosure bidding instructions. Any final proceeds from the sale or other disposition of the Secured Property or REO shall be deposited in an account designated by Owner and distributed to the Investor, net of any funds owed under this Agreement. The Investor shall be responsible for the expenses of such sale or other disposition and all Standard Expenses, including amounts owed to third parties as a result of Foreclosure Sale, or as otherwise owed under applicable law.

11.7.        Bankruptcy. If the Investor has actual knowledge that an obligor to any Loan is the subject of a proceeding under the Federal Bankruptcy Code or any other similar law, has made an assignment for the benefit of creditors or has had a receiver or custodian appointed for its property, the Investor shall retain an attorney to pursue claims to payment with respect to such Loan and foreclosure on the Secured Property in the bankruptcy court. For the avoidance of doubt, Activist Legal LPP does not practice bankruptcy law and shall not represent the Investor in any bankruptcy proceeding.

11.8.        Vacant Property Registration. The Investor shall, at the Investor’s own expense, either directly or through an agent selected by the Investor, undertake to fulfill any obligations for licensure, registration, property upkeep or other similar or associated requirements with respect to the Secured Property or REO under applicable law.

11.9.        Updates to Servicer. The Investor shall, on no less than a weekly basis, securely forward to the Servicer electronic copies or images of all documents mailed, delivered, filed, published, or otherwise issued by the Investor or on behalf of the Investor in relation to the Loan(s) for inclusion in the loan servicing record. Additionally, the Investor shall, on no less than a weekly basis, securely forward to the Servicer a log of all Loan(s) related activity, broken down by loan number, detailing the date and description of activities conducted by the Investor or the Investor’s authorized vendor. The Investor shall maintain a clear record of expenses incurred and paid for, inclusive of invoices clearly detailing the amount paid, the product or service rendered, the date of the transaction, and the identity of the vendor providing the product or service. Failure to provide such records may result in non-recoverability of costs and expenses incurred.

11.10.    Servicing Activities Reserved. The Investor acknowledges that certain activities shall be reserved to the Servicer, including but not limited to phone calls with obligors, collections attempts, face to face meetings, loss mitigation activities, and any activity involving or related to any direct contact with the obligor or successor in interest to a borrower on any Loan(s). Any inadvertent or incidental contact between the Investor and a borrower shall be promptly reported to the Servicer for inclusion in the mortgage servicing record.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

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11.11.    Designation of Actions. All Legal Actions of the Investor with respect to the Loan(s), the Secured Property, and the REO shall be taken in the name of the Owner, unless otherwise agreed by the Owner. If a Foreclosure Sale results in an award of legal title to the Secured Property, the Owner shall ensure that the REO is promptly deeded to the Investor upon fulfillment of any and all remaining obligations of the Investor under this Agreement.

12.        Advances for Standard Expenses.

12.1.        In General. The Investor hereby delegates authority to the Servicer to advance payment for any Standard Expenses for which a request procedure is not otherwise provided for in this Agreement, in the discretion of the Servicer, including but not limited to attorneys’ or trustee fees and costs incurred in the execution of a Foreclosure Sale. The Servicer may, but shall not be required to, seek the approval of the Investor before paying one or more Standard Expenses. If the Investor does not respond to the Servicer’s request within five business days, the Investor shall be deemed to have authorized the payment of such Standard Expenses.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

12.2.        Determination of Investor to Not Pay Standard Expenses. The Investor may, upon request for approval under Section 12.1 by the Servicer or under its own initiative, elect to not pay one or more Standard Expenses. In that event the Investor shall be responsible for all penalties, losses, liabilities, claims, causes of action, damages, demands, additional taxes, fees, costs and expenses of whatever kind, arising out of or incurred in connection with such non-payment.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

13.        Records. The Servicer shall maintain records of all servicing related transactions involving the Loan(s). The Servicer shall provide to the Investor such additional reports as the Servicer and the Investor shall mutually agree from time to time. The Investor shall provide such reports to the Owner or Servicer as the parties may mutually agree from time to time.

14.        Representations and Warranties. Each party represents and warrants to the other party as follows:

14.1.        Authorization. The execution and delivery of this Agreement and any other documents to which it is a party, and performance and compliance with the terms of this Agreement and the other documents to which it is a party have been duly authorized by all necessary action and will not violate Organic Documents, or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected.

14.2.        Enforceability. This Agreement constitutes a valid, legal and binding obligation, enforceable in accordance with the terms hereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by common law/principles of equity as determined by a court of law in a proceeding or action in equity or at law.

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14.3.        No Material Pending Litigation or Claims. No material litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or governmental authority is pending or, to the best knowledge of the party, threatened by or against any party or any of its subsidiaries which could reasonably be expected to have a material adverse effect. No permanent injunction, temporary restraining order or similar decree has been issued against any party or any of its subsidiaries which could reasonably be expected to have a material adverse effect.

15.        Confidentiality.

15.1.        Included Information. For purposes of this Agreement, “Confidential Information” means any information specifically identified as confidential or proprietary or that a reasonable person would deem to be such, whether or not classified as a trade secret under applicable law, including financial information, disclosed and undisclosed business plans and strategies, financial data and analysis, data tapes, collateral documents, borrower information, business processes, procedures, operational guidelines, proprietary formulas, proprietary methods, proprietary documents, proprietary strategies, or similar types of information, and information relating to employees, contractors or customers, as well as any memo or other written materials incorporating such information.

15.2.        Non-Public Information. The parties understand that Confidential Information may constitute Non-Public Information as defined by and subject to the federal Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the Consumer Financial Protection Bureau’s Privacy Regulations, 12 CFR Part 1016, and Standards for Safeguarding Customer Information, 16 CFR Part 314 and other applicable federal and state privacy laws and regulations, and agree to comply with all such laws and regulations.

15.3.        Excluded Information. The term “Confidential Information” shall not include information that (i) is or becomes publicly known; (ii) was received from any person or entity who, to the best of the recipient's knowledge, has no duty of confidentiality to the owner of the information; (iii) was already known to the recipient prior to the disclosure, as evidenced in writing prior to the date of the other party’s disclosure; or (iv) is developed by the recipient without any use of Confidential Information.

15.4.        Confidentiality Obligation. Each party agrees not to disclose Confidential Information of the other party, nor to use such Confidential Information for any purpose except the purposes anticipated by this Agreement. Each party shall safeguard the Confidential Information of the other party using no less care than it uses to safeguard its own Confidential Information, but in no event less than reasonable care. Each party shall be liable for any disclosure or misuse of Confidential Information by its employees, contractors, or Representatives.

Investor Initial here: ________ to confirm you have carefully read and agree to the foregoing provision.

15.5.        Disclosure Pursuant to Legal Obligation. The foregoing restriction on the disclosure of Confidential Information shall not apply to the extent a party has a legal obligation to disclose Confidential Information. A party seeking to rely on the preceding sentence shall promptly notify the owner of the Confidential Information so that the owner may seek a protective order or other appropriate remedy.

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15.6.        Injunctive Relief. The parties acknowledge that a breach of the confidentiality provisions of this Agreement will cause the damaged party great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, each party acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, in addition to money damages or other legal or equitable remedies.

16.        Limitation of Liability. EXCEPT FOR CLAIMS ARISING FROM THE BREACH OF SECTION 15 (INVOLVING CONFIDENTIALITY), NO PARTY SHALL BE LIABLE UNDER ANY CIRCUMSTANCES (EVEN IF THIS AGREEMENT IS TERMINATED) FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT, REVENUE, BUSINESS OPPORTUNITY OR BUSINESS ADVANTAGE), WHETHER BASED UPON A CLAIM OR ACTION OF TORT CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, BREACH OF STATUTORY DUTY, CONTRIBUTION, INDEMNITY OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF A REMEDY FAILS ITS ESSENTIAL PURPOSE.

17.        Assignment of Interest. The Owner may assign all or any portion of its interest in this Agreement at any time, by notifying the Investor. The Investor may not assign any part of its interest in this Agreement or the Participation Interest without the prior written consent of the Owner, which may be withheld in the sole discretion of the Owner.

18.        Miscellaneous.

18.1.        Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

18.2.        Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid (unless the recipient can demonstrated that the package was not delivered to the address specified), or (ii) on the date transmitted by electronic mail (unless the recipient can demonstrated that the message was not delivered to the recipient’s inbox), to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

Owner or preREO	AHP Servicing LLC Attention: Jorge Newbery 440 S. LaSalle St. Suite 1110 Chicago, IL 60605 jnewbery@ahpservicing.com
Investor	Address and email address set forth in the Basic Terms

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18.3.        Controlling Law. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to choice of law or conflict of laws principles).

18.4.        Arbitration. Unless specifically stated otherwise in this Agreement, in the event of a dispute regarding this Agreement or the respective rights of the parties hereunder, the parties agree to submit such dispute exclusively to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The site of such arbitration shall be in Cook County, Illinois, or the closest other site agreed to by the parties. This choice of venue is intended by the parties to be mandatory and permissive in nature and each party waives any right it has to assert the doctrine of forum non-convenience or similar doctrine or otherwise object to venue as stated herein. The arbitration panel shall consist of three arbitrators, one arbitrator to be selected by each party and the third arbitrator to be selected by the other two arbitrators. Any decision rendered by the arbitration panel pursuant to this provision shall be concurred in by a majority of the members of the panel. Judgment may be entered by any court of competent jurisdiction. Any such arbitration shall be restricted to the party filing the arbitration and shall not be a joint or multiple arbitration reflecting more than one party and shall be commenced within 15 days of selection of the arbitrator and the discovery rules contained in the Illinois Code of Civil Procedure shall apply to all such proceedings. Arbitration pursuant to this section shall be the exclusive means of resolving any dispute, claim or disagreement arising hereunder. The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all costs of the arbitration including but not limited to fees and expenses paid to the AAA and its own reasonable attorneys' fees and costs.

18.5.        Forum Selection. Notwithstanding the foregoing, with respect to injunctive relief sought pursuant to the confidentiality provisions of this Agreement, or to the extent any claims or controversies between the parties are not covered by and subject to mandatory arbitration under applicable law, the parties mutually agree that any such claims shall be brought exclusively in a court in the city and county of Chicago, Illinois or, if federal jurisdiction exists, the United States District Court for the Northern District of Illinois, and both parties submit and consent to jurisdiction of such courts and waive any objection to venue and/or any claim that the aforementioned forums are inconvenient.

18.6.        Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

18.7.        Force Majeure. Neither party shall be entitled to recover damages or terminate this Agreement by virtue of any delay or default in performance by the other party (other than a delay or default in the payment of money) if such delay or default is caused by Acts of God, wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected; provided that the party experiencing the difficulty shall give the other prompt written notice following the occurrence of the cause relied upon, explaining the cause and its effect in reasonable detail. “Acts of God” or “Force Majeure” shall mean strikes, lockouts, sit-downs, material or labor restrictions by any governmental authority, riots, explosions, earthquakes, fire, acts of the public enemy, wars, insurrections, and/or any other cause not reasonably within the control of the affected party, or which by the exercise of due diligence the affected party is unable wholly or in part to prevent or overcome, except that such term shall not include the COVID-19 pandemic or other similar afflictions. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused. The parties shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

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18.8.        Payment of Fees. In the event of a dispute arising under this Agreement, a prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, provided that if a party prevails only in part, it shall be entitled to an award of such fees and costs in accordance with the relative success of each party.

18.9.        Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign or Hellosign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

18.10.    No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

18.11.    Fiduciary Obligations. The parties intend that neither this Agreement nor any course of dealing shall create fiduciary obligations.

18.12.    Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

18.13.    Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.14.    Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

18.15.    Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person(s) may require.

18.16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings.

{SPACE INTENTIONALLY LEFT BLANK}

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

US Bank Trust N.A. as Trustee for American Homeowner Preservation Trust Series AHP Servicing By: AHP Capital Management LLC, Administrator as Owner
By:
Tim Gillis, President
preREO LLC
By:
Tim Gillis, President
AHP Servicing LLC as Servicer
By:
Tim Gillis, President INVESTOR As Investor
[PRINT NAME]

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SCHEDULE A

Loan(s)

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SCHEDULE B

Servicing Agreement

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SCHEDULE C

INVESTOR INFORMATION

AND ACH AUTHORIZATION AGREEMENT

By signing this Agreement, the undersigned Investor certifies they understand and agree to the terms of this ACH Automatic Drafting Authorization agreement.

Authorization: By completing the ACH INSTRUCTIONS below and executing this Agreement, Investor hereby authorizes Owner, Servicer, and preREO LLC to debit one time or on a recurring monthly basis as called for by the terms of the Agreement, the below identified bank/credit union account for the amounts specified in this Agreement, and to initiate, if necessary, credit entries and adjustments for any debit entries in error to Investor’s bank/credit union account. Furthermore, Investor authorizes the above referenced bank/credit union to credit and/or debit the referenced amount to facilitate these transactions.

Investor understands that because this is an electronic transaction, these funds may be withdrawn as soon as this authorization is submitted. Owner and Servicer will not give next day notice to Investor of receipt of an ACH item.

Investor understands that this authorization may be in effect until Investor notifies Owner and Servicer in writing of intent to discontinue automatic drafting in accordance with the provisions above.

Investor Tax Identification #:

Investor Designated Contact Address:

Investor Designated Email Address:

Investor Designated Contact Phone Number:
ACH INSTRUCTIONS
Bank/Credit Union Name: Please Print

Nine Digit ABA: Routing #

Bank Account #:

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SCHEDULE D

FPI COVERAGE PARAMETERS

COVERAGES

COVERAGE A - DWELLING

We cover:

1. The dwelling on the requested property, used principally for dwelling purposes; 2. Structures attached to the dwelling;

3.   Materials and supplies on or adjacent to the property for use in the construction, alteration or repair of the dwelling or other structures on the property; and

4.   Building equipment and outdoor equipment used for the service of and located on the property.

COVERAGE B - OTHER STRUCTURES

We cover other structures on the property, separated from the dwelling by clear space. Structures connected to the dwelling by only a fence, utility line or similar connection are considered to be other structures. Our maximum limit of liability is 10% of the Coverage A - Dwelling limit shown on the Mortgagor’s Notice of Insurance for loss by a peril insured against to other structures described in this Coverage B. Payment under Coverage B - Other Structures reduces the amount payable for loss under Coverage A – Dwelling.

We do not cover structures:

1.   Used in whole or in part for commercial, manufacturing or farming purposes;

2.   Rented to or held for rental for any person not a tenant of the dwelling, unless used solely as a private garage; or

3.   Such as fences, satellite dishes, antennas or radios and television towers separated from the dwelling.

OTHER COVERAGES

1.   Debris removal: We will pay the reasonable expenses actually incurred for the removal of debris from a property following a covered loss. Payment under this coverage reduces the limit of recovery applying to the damaged property.

2.   Reasonable repairs: We will pay the reasonable cost for necessary repairs made solely to protect the property covered by this section from further damage if the original damage was caused by a peril insured against. Payment under this coverage reduces the limit of recovery that applies to the property being repaired.

PROPERTY AND COVERAGES NOT INCLUDED

We do not cover:

1.   Land, including land on which the dwelling is located.

2.   Personal property, unless added by endorsement.

3.   Fair rental value coverage for any part of a dwelling rented or held for rental by the mortgagor, while that part of the dwelling is uninhabitable, unless added by endorsement.

4.   Additional living expenses incurred by any mortgagor when a loss caused by a peril insured against makes the property unfit for its normal use, unless added by endorsement.

5.   Outdoor swimming pools, pumps, heaters and other related equipment.

6.   Grass, trees, shrubs, and landscaping of any kind.

PERILS INSURED AGAINST

We insure for risk of direct physical loss to insured property under this section except:

1.      Losses excluded under EXCLUSIONS;

2.      Freezing of a plumbing, heating, air conditioning system, automatic fire protective sprinkler system or of a household appliance, or by discharge, leakage or overflow from within such system or appliance caused by freezing, while the dwelling is vacant, unoccupied or being constructed unless:

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a.    Heat is maintained in the building; or

b.    The water supply is shut off and the system and appliances are drained;

3.      Freezing, thawing, pressure or weight of water or ice, whether driven by wind or not, to other structures;

4.      Theft of any property, which is not actually part of any dwelling or other structure;

5.      Theft in or to a dwelling or other structure under construction or renovation. This exclusion remains in effect until the construction or renovation to the dwelling or other structure is complete and the dwelling or other structure is occupied;

6.      Wind, hail, ice, snow or sleet to outdoor radio and television antennas and aerials including their lead-in wiring, masts or towers;

7.      Continuous or repeated seepage or leakage of water or steam over a period of time from within a plumbing, heating or air conditioning system, or household appliance;

8.      Wear and tear, marring, deterioration; inherent vice, latent defect, mechanical breakdown; smog, rust or corrosion, fungus, wet rot, dry rot or bacteria; mold; smoke from agricultural smudging or industrial operation; discharge, dispersal, seepage, migration, release or escape of pollutants.

Pollutants means solid, liquid, or gaseous matter including smoke, vapors, soot, fumes, acids, alkalis, chemicals toxic matter or waste material (including materials to be recycled, reconditioned, or reclaimed), or oil or other petroleum substances or derivatives (including any oil refuse or oil mixed with waste). If any of these cause water damage not otherwise excluded from a plumbing, heating, air conditioning, automatic fire protective sprinkler system, or household appliance, we cover loss caused by the water including the cost of tearing out and replacing any part of a building necessary to repair the system or appliance. We do not cover loss to the system or appliance from which the water escaped;

9.      Settling, shrinking, bulging or expansion, including resultant cracking, of pavements, patios, foundations, walls, floors, roofs or ceilings. Damage caused by birds, vermin, rodents, insects or domestic animals is also excluded. If any of these cause water damage not otherwise excluded from a plumbing, heating, air conditioning, automatic fire protective sprinkler system, or household appliance, we cover loss caused by the water including the cost of tearing out and replacing any part of a building necessary to repair the system or appliance. We do not cover loss to the system or appliance from which the water escaped; or

10.    Vandalism and malicious mischief to property that is vacant or unoccupied unless you have secured the property and conduct monthly inspections of the interior and exterior. A dwelling being constructed is not considered vacant.

EXCLUSIONS

1.      We do not cover loss resulting directly or indirectly from any of the following, whether or not any other cause or happening contributes concurrently or in any sequence to the loss:

a.    Ordinance or law, meaning the enforcement of any ordinance, regulation or law regulating the construction, repair, demolition, occupancy, sale or relocation of the dwelling or other structure unless specifically provided under this section.

b.    Earth movement, meaning any loss caused by, resulting from, contributed to, or aggravated by:

(1) Earthquake, including land shock waves or tremors, before, during or after volcanic eruption;

(2)   Landslide or mudflow;

(3)   Earth sinking, rising, or shifting;

(4)   Settlement or subsidence due to the sinking, shifting or compaction of soil, fill material, or organic matter; or

(5)   Hydraulic fracturing, commonly known as fracking, meaning the procedure of creating fractures in a rock layer and using pressurized fluid to open and widen the cracks to release and extract:

(a) Petroleum; (b) Natural gas; or (c) Other substances.

This includes the process of drilling wellbores.

Earth movement also means volcanic eruption, explosion, or effusion. We do cover direct loss caused by earth movement for: (1) Fire;

(2)   Explosion other than the explosion of a volcano;

(3)   Breakage of glass or safety glazing material which is part of a building, storm door, or storm window; or (4) Theft.

c.     Water, meaning:

(1)    Flood, surface water, waves, tidal wave or overflow of a body of water; or spray from any of these, whether or not driven by wind;

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(2)    Water or water-borne material which backs up through sewers or drains or which overflows or is discharged from a sump, sump pump or related equipment; or

(3)    Water below the surface of the ground. This includes water, which exerts pressure on or flows, seeps or leaks through a building, sidewalk, driveway, foundation, basement, swimming pool or other structure. Direct loss by fire, explosion or theft resulting from water damage is covered.

d.    Fungus, wet rot, dry rot and bacteria, meaning the presence, growth, proliferation, spread or any activity of fungus, wet rot, dry rot or bacteria. Fungus means any type or form of fungus, including mold or mildew and any mycotoxins, spores, scents or by–products produced or released by fungus. This exclusion does not apply when fungus, wet rot, dry rot or bacteria results from fire or lightning.

e.    Neglect, meaning failure to use all reasonable means to save and preserve property at and after the time of a loss, or when property is endangered by a peril insured against.

f.      War, including undeclared or civil war, warlike action by a military force, including action in hindering or defending against an actual or expected attack by any government, sovereign or authority using military personnel or other agents, insurrection, rebellion, revolution, usurped power, or action taken by governmental authority in hindering or defending against any of these.

g.    Nuclear hazard, meaning any nuclear reaction, radiation or radioactive contamination, however caused, whether controlled or uncontrolled, or any consequence of any of these.

(1)    Loss caused by the nuclear hazard shall not be considered loss caused by fire, explosion or smoke, even if these perils are specifically named in or otherwise included within Section II - Residential Property Coverage, Perils Insured Against.

(2)    This policy does not apply to loss caused directly or indirectly by nuclear hazard, except that direct loss by fire resulting from the nuclear hazard is covered.

h.    Intentional act, meaning any action taken by or at the direction of you or any mortgagor committed with the intent to cause a loss or damage. This exclusion applies even if the person committing the act is insane, intoxicated or otherwise impaired if a person without that impairment would have committed such an act with the intent to cause loss or damage. Any action taken by or at the direction of the mortgagor, without your knowledge, shall not bar recovery by you as your interest may appear.

i.      Power failure, meaning the failure of power or other utility service if the failure takes place away from or off of the insured property. But if the failure results in a loss caused by a peril insured against on the insured property, we will pay for the loss caused by the insured peril.

j.      Governmental action, meaning the destruction, confiscation, or seizure of property by order of any governmental or public authority. But we will pay for acts of destruction ordered by the governmental authority and taken at the time of a fire to prevent its spread, if damage caused by the fire would be covered under this policy.

k.     Asbestos removal or restoration, meaning the removal of any asbestos products, asbestos fibers, or asbestos dust and any act of restoring the property due to asbestos products, asbestos fibers, or asbestos dust.

2.      We do not cover loss to property described in Coverage A - Dwelling and Coverage B – Other Structures caused by any of the following:

a.    Weather conditions. However, this exclusion only applies if weather conditions contribute in any way to a cause or event excluded in Section II - Residential Property Coverage, Exclusions, Item 1.a. through 1.k. to produce the loss;

b.    Acts or decisions, including the failure to act or decide, of any person, group, organization or governmental body; or

c.     Faulty, inadequate incomplete, or defective:

(1)    Planning, zoning, development, surveying, siting;

(2)    Design, specifications, workmanship, repair, construction, renovation, remodeling, grading, or compaction;

(3)    Materials used in repair, construction, renovation or remodeling; or

(4)    Maintenance; of part or all of any property whether on or off of the insured property.

However, any ensuing loss to property described in Coverage A – Dwelling and Coverage B – Other Structures not precluded by any other provision in this policy is covered.

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OTHER PROVISIONS

1.   Loss Settlement: Subject to the applicable limit of liability, losses to insured property are settled as follows:

a.    Other structures that are not buildings, at actual cash value at the time of loss but not exceeding the amount necessary to repair or replace.

b.    Roofs (except for fire peril), carpeting, domestic appliances, awnings, outdoor equipment, whether or not attached to buildings, and outdoor antennas, at actual cash value at the time of loss but not exceeding the amount necessary to repair or replace.

c.     Buildings under Coverage A – Dwelling or Coverage B – Other Structures:

(1)   At repair or replacement cost without deduction for depreciation, but not to exceed the lesser of:

(a)   The repair or replacement cost of that part of the building damaged using commonly used building materials to place the property in a habitable condition for use on the same premises; or

(b)   The amount actually and necessarily spent to repair or replace the damaged building.

(2)   When the cost to repair or replace the damage is more than $1,000 or more than 5% of the dwelling limit of liability as described in the Mortgagor’s Notice of Insurance, whichever is less, we will pay no more than the actual cash value of the damage until actual repair or replacement is completed. You may make claim within 180 days after the loss for any additional expenses incurred to repair or replace.

We may at our option replace insured property with property of similar kind, quality and value. If, as the result of your loss, we pay in cash or by replacement of the insured property, an amount equal to the actual cash value of the property before the loss, at our option, we have the right to take legal title to the insured property.

2.   Loss to a pair, set, series of objects, interior or exterior panels: In the case of loss to part of a pair, set, a series of objects, panels or pieces of panels either interior or exterior, we may, at our option:

a.    Repair or replace any part to restore the insured property to its actual cash value before the loss;

b.    Pay the difference between the actual cash value of the insured property before and after the loss; or

c.     Pay the reasonable cost of providing a substitute to match the remainder of the insured property as closely as possible.

We do not guarantee the availability of parts or replacements. We will not be obligated to repair or replace the entire pair, set, series of objects, panel or piece when only a part is lost or damaged.

3.   Glass Replacement: Covered loss to glass shall be settled at replacement cost with safety glazing materials when required by ordinance or law.

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